Exhibit 3.18

CERTIFICATE OF FORMATION

OF

INVESTMENT MANAGEMENT ACQUISITION COMPANY, LLC

This Certificate of Formation of Investment Management Acquisition Company, LLC (the “Company”), dated as of May 24, 2002, is being duly executed and filed by Janice A. Liu, Esq., as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et. seq.)

FIRST. The name of the limited liability company formed hereby is Investment Management Acquisition Company, LLC.

SECOND. The address of the registered office of the Company in the State of Delaware c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

THIRD. The name and address of the registered agent for service of process on the Company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ Janice A. Liu
Janice A. Liu
Authorized Person